Exhibit 99.1

A conference call regarding this earnings
release is scheduled for 9 am Eastern,
Wednesday, June 30, 2004. Dial in at
1.630.395.0024 or log on to
www.emmis.com.

Contacts:

Walter Berger, EVP & CFO
Kate Healey, Media & Investor Relations
317.266.0100

For Immediate Release
Wednesday, June 30, 2004

Emmis Communications Reports Record 1st Quarter Results
Net Revenues up 14% to $161.0 million

Indianapolis...Emmis Communications Corporation (NASDAQ: EMMS) today announced results for its first fiscal quarter ending May 31, 2004.

“In a highly competitive environment, it was another strong quarter for Emmis,” Jeff Smulyan, Chairman and CEO of Emmis, said. “In radio, New York continues to lead the way as investments we made last year in product and management are paying off. Our television group had nine stations in eleven measured markets exceed their market revenue growth, with a strong political season ahead. These results reflect our focus on strong revenue growth and quality cash flow. And with the debt refinancing we completed this quarter, we are on track for a record year.”

For the first fiscal quarter, reported net revenue was $161.0 million, compared to $141.5 million for the same quarter of the prior year, an increase of 14%. On a pro forma basis, net revenue for the quarter was $161.0 million, compared to $146.8 million for the same quarter of the prior year, an increase of 10%. Diluted Earnings Per Share (EPS) for the quarter were ($1.36) compared to diluted EPS of $0.01 for the same quarter of the prior year. Included in the current quarter is a loss on debt extinguishment of $97.0 million, or a loss of $1.48 per share, net of tax.

For the first quarter, reported radio net revenues increased 17%, while pro forma radio net revenues increased 6%. Reported television net revenues increased 13%, while pro forma television net revenues increased 16%. Publishing net revenues increased 2%.

For the first quarter, operating income was $36.9 million, compared to $28.6 million for the same quarter of the prior year. Emmis’ station operating income for the first quarter was $63.1 million, compared to $52.6 million for the same quarter of the prior year, an increase of 20%.

These results exceed the company’s previous guidance, as well as Wall Street consensus estimates for revenues and station operating income.

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Emmis has included supplemental pro forma net revenues, station operating expenses excluding non-cash compensation and certain other financial data, on its website, www.emmis.com. This information, which includes all consummated station acquisitions and dispositions, can be found under the “Investors” tab.

As mentioned above, during its first quarter the company’s principal subsidiary, Emmis Operating Company, completed a successful debt refinancing that will significantly lower the cost of capital and improve pro forma free cash flow by approximately $25 million. In the transactions, Emmis Operating Company issued $375 million of 6 7/8% senior subordinated notes due 2012 and entered into a new senior credit facility in an aggregate amount of $1.025 billion. The new credit facility consists of a senior secured term loan facility of $675 million and a senior secured revolving credit facility of $350 million. Emmis used the net proceeds from the offering of senior subordinated notes and borrowings under the new senior credit facility to repay all indebtedness under Emmis Operating Company’s prior credit facility, to repurchase or redeem all of Emmis Operating Company’s outstanding 8 1/8% senior subordinated notes, and to repurchase substantially all of Emmis Communications Corporation’s 12 1/2% senior discount notes.

Under the terms of Emmis Operating Company’s new credit facility, Emmis Communications Corporation total consolidated debt-to-EBITDA leverage (including senior discount notes) was 6.9x as of May 31, 2004.

International radio net revenues and station operating expenses for the quarter ended May 31, 2004, were $2.9 million and $2.4 million, respectively.

Pro forma calculations assume the following events all had occurred on March 1, 2003: (a) the acquisition of a controlling interest of 50.1% in a partnership that owns six radio stations in the Austin, Texas metropolitan area in July 2003 and (b) the disposition of Mira Mobile, a mobile television production company, in June 2003.

The following table reconciles reported results to pro forma results (dollars in thousands):

	3 months ended May 31,		%
	2004	2003	Change
Radio
Reported net revenues	$74,703	$63,784		17%
Plus: Revenues from assets acquired	—	6,404
Less: net revenues from assets disposed	—	—

Pro forma net revenues	$74,703	$70,188		6%

Television
Reported net revenues	$68,434	$60,298		13%
Plus: Revenues from assets acquired	—	—
Less: net revenues from assets disposed	—	(1,134)

Pro forma net revenues	$68,434	$59,164		16%

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	3 months ended May 31,		%
	2004	2003	Change
Publishing
Reported net revenues	$17,895	$17,466	2%
Plus: Revenues from assets acquired	—	—
Less: net revenues from assets disposed	—	—

Pro forma net revenues	$17,895	$17,466	2%

Total Company
Reported net revenues	$161,032	$141,548	14%
Plus: Revenues from assets acquired	—	6,404
Less: Revenues from assets disposed	—	(1,134)

Pro forma net revenues	$161,032	$146,818	10%

Guidance Table (Dollars in millions)

2nd Quarter Guidance	Quarter ended 8/31/04
Net Revenues:
Domestic Radio	$81.4
International Radio	4.5

Total Radio	85.9
Television	61.9
Publishing	19.5

Total net revenues	$167.3

Station Operating Expenses, excluding non-cash compensation:
Domestic Radio	$43.7
Foreign Radio	3.3

Total Radio	47.0
Television	38.8
Publishing	17.0

Total station operating expenses, excluding non-cash comp	$102.8	(A)
Corporate Expenses	$8.4	(B)

(A) The above guidance reflects the previously announced reduction in the company’s stock compensation program, which will increase cash compensation costs by an estimated $1.5 million in the quarter ending Aug. 31, 2004. An analysis of the impact this reduction is expected to have on reported results by division is available under the “Investors” tab on the company’s website, www.emmis.com. (B) Included in forecasted corporate expenses for the quarter ended Aug. 31, 2004 is approximately $1.8 million of expenses associated with the Broadcasters Initiative.

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Emmis will host a conference call regarding this information on Wednesday, June 30, 2004 at 9 a.m. Eastern at 1.630.395.0024, with a replay available until Wednesday, July 7, 2004 by calling 1.203.369.0632, or listen on-line by logging on to www.emmis.com.

Emmis Communications...Great Media, Great People, Great Service ®
Emmis Communications is an Indianapolis based diversified media firm with radio broadcasting, television broadcasting and magazine publishing operations. Emmis’ 23 FM and 4 AM domestic radio stations serve the nation’s largest markets of New York, Los Angeles and Chicago as well as Phoenix, St. Louis, Austin, Indianapolis and Terre Haute, IN. In addition, Emmis owns 16 television stations, a radio network, international radio stations, regional and specialty magazines, and ancillary businesses in broadcast sales and publishing.

The information in this news release is being widely disseminated in accordance with the Securities & Exchange Commission’s Regulation FD.

Emmis generally evaluates the performance of its operating entities based on station operating income. Management believes that station operating income is useful to investors because it provides a meaningful comparison of operating performance between companies in the industry and serves as an indicator of the market value of a group of stations or publishing entities. Station operating income is generally recognized by the broadcast and publishing industries as a measure of performance and is used by analysts who report on the performance of broadcasting and publishing groups. Station operating income does not take into account Emmis’ debt service requirements and other commitments and, accordingly, station operating income is not necessarily indicative of amounts that may be available for dividends, reinvestment in Emmis’ business or other discretionary uses.

Station operating income is not a measure of liquidity or of performance in accordance with accounting principles generally accepted in the United States, and should be viewed as a supplement to and not a substitute for our results of operations presented on the basis of accounting principles generally accepted in the United States. Moreover, station operating income is not a standardized measure and may be calculated in a number of ways. Emmis defines station operating income as revenues net of agency commissions and station operating expenses, excluding non-cash compensation.

Certain statements included above which are not statements of historical fact, including “guidance” and other financial data for quarters or other periods that are not yet completed and statements identified with the words “continues,” “expect,” “will,” or “would” are intended to be, and are, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended, and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Emmis to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions; fluctuations in the demand for advertising; increased competition in the broadcasting industry including the implementation of competing formats in large markets; changes in the costs of programming; changes in interest rates; inability to grow through suitable acquisitions, including the desired radio; litigation and other unexpected expenses; inability or delay in closing previously announced acquisitions; future terrorist attacks or other large-scale disasters; wars and other events creating economic uncertainty; and other factors mentioned in documents filed by Emmis with the Securities and Exchange Commission. Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

Note: Financial schedule attached.

EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited, dollars in thousands, except per share data)

	Three months ended May 31,
	2004	2003
OPERATING DATA:
Net revenues:
Radio	$74,703	$63,784
Television	68,434	60,298
Publishing	17,895	17,466
Total net revenues	161,032	141,548
Operating expenses, excluding noncash compensation:
Radio	41,691	34,424
Television	39,790	38,260
Publishing	16,439	16,219
Total station operating expenses, excluding noncash compensation	97,920	88,903
Corporate expenses, excluding noncash compensation	8,420	5,763
Noncash compensation (a)	5,150	7,063
Depreciation and amortization	12,631	11,266

Operating income	36,911	28,553
Interest expense	(19,696)	(22,767)
Loss from unconsolidated affiliates	(282)	(164)
Loss on debt extinguishment (b)	(96,975)	—
Minority interest expense	(958)	—
Other income (expense), net	186	(24)

Income (loss) before income taxes and discontinued operations	(80,814)	5,598
Provision for income taxes	(7,734)	2,959

Income (loss) from continuing operations	(73,080)	2,639
Loss from discontinued operations	490	37

Net income (loss)	(73,570)	2,602
Preferred stock dividends	2,246	2,246

Net loss available to common shareholders	$(75,816)	$356

Basic net income (loss) per common share:
Continuing operations	$(1.35)	$0.01
Discontinued operations, net of tax	(0.01)	—

Net income (loss) available to common shareholders	$(1.36)	$0.01

Diluted net income (loss) per common share:
Continuing operations	$(1.35)	$0.01
Discontinued operations, net of tax	(0.01)	—

Net income (loss) available to common shareholders	$(1.36)	$0.01

Weighted average shares outstanding:
Basic	55,864	54,078
Diluted	55,864	54,282
(a) Noncash compensation by segment:
Radio	$1,656	$2,401
Television	1,742	2,401
Publishing	661	870
Corporate	1,091	1,391

Total	$5,150	$7,063

(b) Reflects costs associated with our debt recapitalization, which closed on May 10, 2004.
OTHER DATA:
Station operating income (See below)	63,112	52,645
Cash paid for taxes	121	502
Capital expenditures	7,351	2,957
COMPUTATION OF STATION OPERATING INCOME:
Operating income	$36,911	$28,553
Plus: Depreciation and amortization	12,631	11,266
Plus: Corporate expenses, excluding noncash compensation	8,420	5,763
Plus: Noncash compensation	5,150	7,063

Station operating income	$63,112	$52,645

SELECTED BALANCE SHEET INFORMATION:	May 31, 2004	February 29, 2004

Total Cash and Cash Equivalents	$22,445	$19,970
Senior Debt	$973,000	$739,833
Senior Subordinated Debt	379,935	300,000
Senior Discount Notes	1,138	223,423

Total Senior, Senior Subordinated and Senior Discount Debt	$1,354,073	$1,263,256